Exhibit (g)

INVESTMENT ADVISORY AND MANAGEMENT AGREEMENT

BETWEEN

NEW MOUNTAIN FINANCE HOLDINGS, L.L.C.

AND

NEW MOUNTAIN FINANCE ADVISERS BDC, L.L.C.

Agreement (this “Agreement”) made this       th day of                          2011, by and between NEW MOUNTAIN FINANCE HOLDINGS, L.L.C., a Delaware limited liability company (the “Company”), and NEW MOUNTAIN FINANCE ADVISERS BDC, L.L.C., a Delaware limited liability company (the “Adviser”).

WHEREAS, the Company is a closed-end management investment fund that intends to elect to be treated as a business development company (“BDC”) under the Investment Company Act of 1940 (the “Investment Company Act”);

WHEREAS, the Adviser is an investment adviser that is registered under the Investment Advisers Act of 1940 (the “Advisers Act”); and

WHEREAS, the Company desires to retain the Adviser to furnish investment advisory services to the Company on the terms and conditions hereinafter set forth, and the Adviser wishes to be retained to provide such services.

NOW, THEREFORE, in consideration of the premises and for other good and valuable consideration, the parties hereby agree as follows:

1.                                      Duties of the Adviser.

(a)                                  The Company hereby employs the Adviser to act as the investment adviser to the Company and to manage the investment and reinvestment of the assets of the Company, subject to the supervision of the Board of Directors of the Company (the “Board”), for the period and upon the terms herein set forth. In the performance of its duties, the Adviser shall at all times conform to, and act in accordance with, any requirements imposed by (i) the provisions of the Investment Company Act, and of any rules or regulations in force thereunder, subject to the terms of any exemptive order applicable to the Company; (ii) any other applicable provision of law; (iii) the provisions of the Certificate of Formation and the limited liability company agreement of the Company, as such documents are amended from time to time; (iv) the investment objectives, policies and restrictions applicable to the Company as set forth in the New Mountain Finance Corporation’s (“New Mountain Finance”) Registration Statement on Form N-2, dated                              (the “Registration Statement”), as they may be amended from time to time by the Board upon written notice to the Adviser; and (v) any other policies and determinations of the Board provided in writing to the Adviser.  Without limiting the generality of the foregoing, the Adviser shall, during the term and subject to the provisions of this Agreement, (i) determine the composition of the portfolio of the Company, the nature and timing of the changes therein and the manner of implementing such changes; (ii) identify, evaluate and negotiate the structure of the investments made by the Company; (iii) execute, monitor and service the Company’s investments; (iv) determine the securities and other assets that the Company will purchase, retain, or sell; (v) perform due diligence on prospective portfolio companies; (vi) vote, exercise consents and exercise all other rights appertaining to such securities and other assets on behalf of the Company; and (vii) provide the Company with such other investment advisory, research and related services as the Company may, from time to time, reasonably require for the investment of its funds.  Subject to the supervision of the Board, the Adviser shall have the power and authority on behalf of the Company to effectuate its investment decisions for the Company, including the execution and delivery of all documents relating to the Company’s investments and the placing of orders for other purchase or sale transactions on behalf of the Company. In the event that the Company determines to acquire debt financing, the Adviser will arrange for such financing on the Company’s behalf, subject to the oversight and approval of the Board. If it is necessary for the Adviser to make investments on behalf of the Company through a special purpose vehicle, the Adviser shall have authority to create or arrange for the creation of such special purpose vehicle and to make such investments through such special purpose vehicle (in accordance with the Investment Company Act).

(b)                                 The Adviser hereby accepts such employment and agrees during the term hereof to render the services described herein for the compensation provided herein.

(c)                                  The Adviser shall for all purposes herein provided be deemed to be an independent contractor and, except as expressly provided or authorized herein, shall have no authority to act for or represent the Company in any way or otherwise be deemed an agent of the Company.

(d)                                 The Adviser shall keep and preserve for the period required by the Investment Company Act any books and records relevant to the provision of its investment advisory services to the Company and shall specifically maintain all books and records in accordance with Section 31(a) of the Investment Company Act with respect to the Company’s portfolio transactions and shall render to the Board such periodic and special reports as the Board may reasonably request. The Adviser agrees that all records that it maintains for the Company are the property of the Company and will surrender promptly to the Company any such records upon the Company’s request, provided that the Adviser may retain a copy of such records.

2.                                      Company’s Responsibilities and Expenses Payable by the Company.

All investment professionals of the Adviser and their respective staffs, when and to the extent engaged in providing investment advisory and management services hereunder, and the compensation and routine overhead expenses of such personnel allocable to such services, will be provided and paid for by the Adviser and not by the Company. The Company will bear all other costs and expenses of its operations, administration and transactions, including (without limitation) those relating to: organizational and offering expenses; the investigation and monitoring of the Company’s investments; the cost of calculating the Company’s net asset value, including the cost of any third-party valuation services; interest payable on debt, if any, to finance the Company’s investments; the cost of effecting sales and repurchases of shares of New Mountain Finance’s common stock and other securities; management and incentive fees payable pursuant to this Agreement; fees payable to third parties relating to, or associated with, making investments and valuing investments (including third-party valuation firms); transfer agent and custodial fees; fees and expenses associated with marketing efforts (including attendance at investment conferences and similar events); federal and state registration fees; any exchange listing fees; U.S. federal, state, local and foreign taxes; independent directors’ fees and expenses; brokerage commissions; costs of proxy statements, stockholders’ reports and notices; costs of preparing government filings, including periodic and current reports with the SEC; fees and expenses associated with independent audits and outside legal costs; costs associated with reporting and compliance obligations under the 1940 Act and applicable federal and state securities laws; fidelity bond, liability insurance and other insurance premiums; and printing, mailing, independent accountants and outside legal costs and all other direct expenses incurred by either the Adviser, New Mountain Finance or the Company in connection with administering New Mountain Finance’s and the Company’s business, including payments under the administration agreement between New Mountain Finance, the Company and New Mountain Finance Administration, LLC (the “Administrator”) based upon New Mountain Finance’s and the Company’s allocable portion of overhead and other expenses incurred by the Administrator in performing its obligations to New Mountain Finance and the Company under the administration agreement, including the allocable portion of the compensation of New Mountain Finance’s and the Company’s chief financial officer and chief compliance officer and their respective staffs.

3.                                      Compensation of the Adviser.

The Company agrees to pay, and the Adviser agrees to accept, as compensation for the services provided by the Adviser hereunder, a base management fee (“Base Management Fee”) and an incentive fee (“Incentive Fee”) as hereinafter set forth.  The Company shall make any payments due hereunder to the Adviser or to the Adviser’s designee as the Adviser may otherwise direct.  To the extent permitted by applicable law, the Adviser may elect, or the Company may adopt a deferred compensation plan pursuant to which the Adviser may elect, to defer all or a portion of its fees hereunder for a specified period of time.

(a)                                  The Base Management Fee shall be calculated at an annual rate of 1.75 % of the Company’s gross assets, as presented in the Company’s consolidated financial statements prepared in conformity with accounting principles generally accepted in the United States of America, less (i) the outstanding indebtedness under the Second Amended and Restated Loan and Security Agreement dated March 9, 2011, by and among New Mountain Finance SPV Funding, L.L.C. as the borrower, Wells Fargo Securities, LLC, as the Administrative Agent, and Wells Fargo Bank, National Association, as the Collateral Custodian and (ii) cash and cash equivalents. For services rendered under this agreement, the Base Management Fee will be payable quarterly in arrears. The Base Management Fee will be calculated based on the average value of the Company’s gross assets at the end of each of the two most recently completed calendar quarters, and appropriately adjusted on a pro rata basis for any equity capital raised or repurchased during the current calendar quarter. Base Management Fees for any partial month or quarter will be appropriately pro rated.

(b)                                 The Incentive Fee shall consist of two parts, as follows:

(i)            One part will be calculated and payable quarterly in arrears based on the Company’s pre-Incentive Fee net investment income for the immediately preceding calendar quarter. For this purpose, pre-Incentive Fee net investment income means interest income, dividend income and any other income (including any other fees (other than fees for providing managerial assistance), such as commitment, origination, structuring, diligence and consulting fees or other fees that the Company receives from portfolio companies) accrued by the Company during the calendar quarter, minus the Company’s operating expenses for the quarter (including the Base Management Fee, expenses payable under the administration agreement with the Administrator, and any interest expense and distributions paid on any issued and outstanding preferred membership units, but excluding the Incentive Fee).  Pre-Incentive Fee net investment income includes, in the case of investments with a deferred interest feature (such as original issue discount, debt instruments with pay in kind interest and zero coupon securities), accrued income that the Company has not yet received in cash.  Pre-Incentive Fee net investment income does not include any realized capital gains, realized capital losses or unrealized capital appreciation or depreciation.  Pre-Incentive Fee net investment income, expressed as a rate of return on the value of the Company’s net assets at the end of the immediately preceding calendar quarter, will be compared to a “hurdle rate” of 2% per quarter (8% annualized), subject to a “catch-up” provision measured as of the end of each calendar quarter.  The Company’s net investment income used to calculate this part of the Incentive Fee is also included in the amount of its gross assets used to calculate the 1.75 % Base Management Fee.  The Company will pay the Adviser an Incentive Fee with respect to the Company’s pre-Incentive Fee net investment income in each calendar quarter as follows: (1) no Incentive Fee in any calendar quarter in which the Company’s pre-Incentive Fee net investment income does not exceed the hurdle rate of 2% (the “preferred return” or “hurdle”); (2) 100% of the Company’s pre-Incentive Fee net investment income with respect to that portion of such pre-Incentive Fee net investment income, if any, that exceeds the hurdle rate but is less than or equal to 2.5% in any calendar quarter (10% annualized); this portion of the pre-Incentive Fee net investment income (which exceeds the hurdle rate but is less than or equal to 2.5%) is referred to herein as the “catch-up.” The “catch-up” is meant to provide the Adviser with an incentive fee of 20% on all of the Company’s pre-Incentive Fee net investment income as if a hurdle rate did not apply when the Company’s pre-Incentive Fee net investment income exceeds 2.5% in any calendar quarter; and (3) 20% of the amount of the Company’s pre-Incentive Fee net investment income, if any, that exceeds 2.5% in any calendar quarter (10% annualized) payable to the Adviser once the hurdle is reached and the catch-up is achieved, (20% of all pre-Incentive Fee investment income thereafter is allocated to the Adviser).  These calculations will be appropriately pro rated for any period of less than three months and adjusted for any equity capital raises or repurchases during the relevant calendar quarter.

(ii)           The second part of the Incentive Fee (the “Capital Gains Fee”) will be determined and payable in arrears as of the end of each calendar year (or upon termination of this Agreement as set forth below), commencing on December 31, 2011, and will equal 20% of the Company’s realized capital gains, if any, on a cumulative basis from inception through the end of each calendar year, computed net of all realized capital losses and unrealized capital depreciation on a cumulative basis, less the aggregate amount of any previously paid capital gain Incentive Fees; provided that the Incentive Fee determined as of December 31, 2011 will be calculated for a period of shorter than twelve calendar months to take into account any realized capital gains computed net of all realized capital losses and unrealized capital depreciation from inception.  In the event that this Agreement shall terminate as of a date that is not a calendar year end, the termination date shall be treated as though it were a calendar year end for purposes of calculating and paying a Capital Gains Fee.

(iii)          The last day of each calendar quarter in which the Adviser is entitled to receive an Incentive Fee shall be referred to herein as an “Incentive Fee Date.”

4.                                      Payment of Incentive Fee in Common Membership Units.

(a)                                                                                                                The Company agrees to pay, and the Adviser agrees to accept, (x) the portion of the Incentive Fee that equals 50% of the After-Tax Amount (as defined below) in the Company’s common membership units (the “Common Membership Units”), which Common Membership Units will be exchangeable into shares of New Mountain Finance’s common stock (“NM Finance Common Stock”) on a one-for-one basis, provided that the Securities and Exchange Commission has granted the Company and the Adviser an exemptive order under both the Investment Company Act and the Securities Exchange Act of 1934, as amended (the “Exchange Act”) in a form acceptable to the Company and the Adviser, and (y) the remainder of the Incentive Fee in cash. Unless and until such exemptive relief is granted, the Company will pay the Adviser the entire Incentive Fee in cash.  If such exemptive relief is granted, the number of Common Membership Units payable to the Adviser for its Incentive Fee will be calculated based on the market price of NM Finance Common Stock and in accordance with such restrictions and conditions as required by the exemptive orders, provided, however, that if the market price of NM Finance Common Stock is less than the net asset value of such NM Finance Common Stock with respect to any Incentive Fee Date, the Incentive Fee payable for that Incentive Fee Date will be paid in cash. The After-Tax Amount equals 100% of the Incentive Fee minus the amount of the Assumed Tax Liability.  The Assumed Tax Liability equals the product of (x) the maximum combined U.S. federal, New York State and New York City tax rate applicable to an individual on ordinary income, and (y) 100% of the Incentive Fee.

(b)

(i)            The Adviser agrees that until the expiration of the Lock-Up Period (as defined below) applicable to Common Membership Units issued pursuant to Section 4(a), the Adviser will not offer, sell, contract to sell, pledge, grant any option to purchase, exchange, convert, make any short sale or otherwise dispose of such Common Membership Units, or any options or warrants to purchase such Common Membership Units, or any securities convertible into, exchangeable for or that represent the right to receive such Common Membership Units, or enter into a transaction which would have the same effect or enter into any swap, hedge or other arrangement that transfers, in whole or in part, any of the economic consequences of ownership of such Common Membership Units. The foregoing restrictions are expressly agreed to preclude the Adviser from engaging in any hedging or other transaction which is designed to or which reasonably could be expected to lead to or result in a sale or disposition of any Common Membership Units subject to the Lock-Up Period and held by the Adviser, even if such Common Membership Units would be disposed of by someone other than the Adviser. Such prohibited hedging or other transactions would include without limitation any short sale or any purchase, sale or grant of any right (including without limitation any put or call option) with respect to any of the Common Membership Units or with respect to any security that includes, relates to, or derives any significant part of its value from such Common Membership Units.

(ii)           For purposes of this Section 4(b), with respect to those Common Membership Units, if any, payable on any particular Incentive Fee Date, the term “Lock-Up Period” shall mean: (1) with respect to one-third of the Common Membership Units payable on such Incentive Fee Date, the period beginning on the Incentive Fee Date and ending on the first anniversary of such Incentive Fee Date, (2) with respect to one-third of the Common Membership Units payable on such Incentive Fee Date, the period beginning on the Incentive Fee Date and ending on the second anniversary of such Incentive Fee Date, and (3) with respect to one-third of the Common Membership Units payable on such Incentive Fee Date, the period beginning on the Incentive Fee Date and ending on the third anniversary of such Incentive Fee Date.

(iii)          Notwithstanding the foregoing, the Adviser may (i) convert the Common Membership Units into NM Finance Common Stock provided such NM Finance Common Stock is otherwise subject to the same Lock-Up Period described above, and (ii) transfer Common Membership Units or NM Finance Common Stock to any affiliate of the Adviser, as defined under the Investment Company Act, or an employee of any such affiliate, provided that such affiliate or employee agrees to be bound by the restrictions set forth in Section 4(b) hereof by executing an agreement substantially in the form attached as Exhibit A.

5.                                      Covenants of the Adviser.

The Adviser agrees that its activities will at all times be in compliance in all material respects with all applicable federal and state laws governing its operations and investments.

6.                                      Excess Brokerage Commissions.

The Adviser is hereby authorized, to the fullest extent now or hereafter permitted by law, to cause the Company to pay a member of a national securities exchange, broker or dealer an amount of commission for effecting a securities transaction in excess of the amount of commission another member of such exchange, broker or dealer would have charged for effecting that transaction, if the Adviser determines in good faith, taking into account such factors as price (including the applicable brokerage commission or dealer spread), size of order, difficulty of execution, and operational facilities of the firm and the firm’s risk and skill in positioning blocks of securities, that such amount of commission is reasonable in relation to the value of the brokerage and/or research services provided by such member, broker or dealer, viewed in terms of either that particular transaction or its overall responsibilities with respect to the Company’s portfolio.

7.                                      Limitations on the Employment of the Adviser.

The services of the Adviser to the Company are not exclusive, and the Adviser may engage in any other business or render similar or different services to others including, without limitation, the direct or indirect sponsorship or management of other investment based accounts or commingled pools of capital, however structured, having investment objectives similar to those of the Company, so long as its services to the Company hereunder are not impaired thereby, and nothing in this Agreement shall limit or restrict the right of any manager, partner, officer or employee of the Adviser to engage in any other business or to devote his or her time and attention in part to any other business, whether of a similar or dissimilar nature, or to receive any fees or compensation in connection therewith (including fees for serving as a director of, or providing consulting services to, one or more of the Company’s portfolio companies, subject to applicable law). So long as this Agreement or any extension, renewal or amendment remains in effect, the Adviser shall be the only investment adviser for the Company. The Adviser assumes no responsibility under this Agreement other than to render the services called for hereunder. It is understood that directors, officers, employees and shareholders of the Company are or may become interested in the Adviser and its affiliates, as directors, officers, employees, partners, stockholders, members, managers or otherwise, and that the Adviser and directors, officers, employees, partners, stockholders, members and managers of the Adviser and its affiliates are or may become similarly interested in the Company as shareholders or otherwise.

8.                                      Responsibility of Dual Directors, Officers and/or Employees.

If any person who is a manager, partner, officer or employee of the Adviser or the Administrator is or becomes a director, officer and/or employee of the Company and acts as such in any business of the Company, then such manager, partner, officer and/or employee of the Adviser or the Administrator shall be deemed to be acting in such capacity solely for the Company, and not as a manager, partner, officer or employee of the Adviser or the Administrator or under the control or direction of the Adviser or the Administrator, even if paid by the Adviser or the Administrator.

9.                                      Limitation of Liability of the Adviser; Indemnification.

The Adviser and its officers, managers, agents, employees, controlling persons, members (or their owners) and any other person or entity affiliated with it, shall not be liable to the Company for any action taken or omitted to be taken by the Adviser in connection with the performance of any of its duties or obligations under this Agreement or otherwise as an investment adviser of the Company (except to the extent specified in Section 36(b) of the Investment Company Act concerning loss resulting from a breach of fiduciary duty (as the same is finally determined by judicial proceedings) with respect to the receipt of compensation for services), and the Company shall indemnify, defend and protect the Adviser (and its officers, managers, partners, agents, employees, controlling persons, members and any other person or entity affiliated with the Adviser, (collectively, the “Indemnified Parties”) and hold them harmless from and against all damages, liabilities, costs and expenses (including reasonable attorneys’ fees and amounts reasonably paid in settlement) incurred by the Indemnified Parties in or by reason of any pending, threatened or completed action, suit, investigation or other proceeding (including an action or suit by or in the right of the Company or its security holders) arising out of or otherwise based upon the performance of any of the Adviser’s duties or obligations under this Agreement or otherwise as an investment adviser of the Company.  Notwithstanding the preceding sentence of this Section 8 to the contrary, nothing contained herein shall protect or be deemed to protect the Indemnified Parties against or entitle or be deemed to entitle the Indemnified Parties to indemnification in respect of, any liability to the Company or its security holders to which the Indemnified Parties would otherwise be subject by reason of willful misfeasance, bad faith or gross negligence in the performance of the Adviser’s duties or by reason of the reckless disregard of the Adviser’s duties and obligations under this Agreement (as the same shall be determined in accordance with the Investment Company Act and any interpretations or guidance by the Securities and Exchange Commission or its staff thereunder).

10.                               Effectiveness, Duration and Termination of Agreement.

(a)                                  This Agreement shall continue in effect for two years from the date hereof, or to the extent consistent with the requirements of the Investment Company Act, from the date of the Company’s election to be regulated as a BDC under the Investment Company Act, and thereafter shall continue automatically for successive annual periods, provided that such continuance is specifically approved at least annually by (A) the vote of the Board, or by the vote of a majority of the outstanding voting securities of the Company and (B) the vote of a majority of the Company’s directors who are not parties to this Agreement or “interested persons” (as such term is defined in Section 2(a)(19) of the Investment Company Act) of any such party, in accordance with the requirements of the Investment Company Act. Notwithstanding the foregoing, this Agreement may be terminated (i) by the Company at any time, without the payment of any penalty, upon giving the Adviser 60 days’ written notice (which notice may be waived by the Adviser), provided that such termination by the Company shall be directed or approved by the vote of a majority of the directors of the Company in office at the time or by the vote of the holders of a majority of the voting securities of the Company at the time outstanding and entitled to vote, or (ii) by the Adviser on 60 days’ written notice to the Company (which notice may be waived by the Company).

(b)                                 This Agreement will automatically terminate in the event of its “assignment” (as such term is defined for purposes of Section 15(a)(4) of the Investment Company Act).

11.                               Notices.

Any notice under this Agreement shall be given in writing, addressed and delivered or mailed, postage prepaid, to the other party at its principal office.

12.                               Amendments.

This Agreement may be amended by mutual written consent, but the consent of the Company must be obtained in conformity with the requirements of the Investment Company Act.

13.                               Entire Agreement; Governing Law.

This Agreement contains the entire agreement of the parties and supersedes all prior agreements, understandings and arrangements with respect to the subject matter hereof.  This Agreement shall be construed in accordance with the laws of the State of New York and in accordance with the applicable provisions of the Investment Company Act. In such case, to the extent the applicable laws of the State of New York, or any of the provisions herein, conflict with the provisions of the Investment Company Act, the latter shall control.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed on the date above written.

NEW MOUNTAIN FINANCE HOLDINGS,
L.L.C.

By:
Name:
Title:

NEW MOUNTAIN FINANCE ADVISERS
BDC, L.L.C.

By:
Name:
Title:

Exhibit A

Lock-Up Agreement

[Date]

New Mountain Finance Holdings, L.L.C.

787 7th Avenue

New York, NY 10019

Re:  New Mountain Finance Holdings, L.L.C. - Lock-Up Agreement

Ladies and Gentlemen:

The undersigned understands that New Mountain Finance Holdings, L.L.C. (the “Company”), is party to an investment management agreement dated            (the “Agreement”) with New Mountain Finance Advisers BDC, L.L.C. (the “Adviser”) under which the Adviser agreed to accept and the Company agreed to pay the Adviser a portion of its Incentive Fee (as such term is defined in the Agreement) in the Company’s common membership units (the “Common Membership Units”), and the Adviser further agreed not to offer, sell, pledge or otherwise dispose of such Common Membership Units except in accordance with the Agreement.

In connection with any transfers by the Adviser to the undersigned of any such Common Membership Units, as permitted by the Agreement (the “Transferred Units”), the undersigned agrees that during the Lock-Up Period specified in the Agreement applicable to the Transferred Units, the undersigned will not offer, sell, contract to sell, pledge, grant any option to purchase, exchange, convert, make any short sale or otherwise dispose of any of such Transferred Units, or any options or warrants to purchase such Transferred Units, or any securities convertible into, exchangeable for or that represent the right to receive such Transferred Units, or enter into a transaction which would have the same effect or enter into any swap, hedge or other arrangement that transfers, in whole or in part, any of the economic consequences of ownership of such Transferred Units. The foregoing restrictions are expressly agreed to preclude the undersigned from engaging in any hedging or other transaction which is designed to or which reasonably could be expected to lead to or result in a sale or disposition of any Transferred Units subject to the Lock-Up Period, even if such Transferred Units would be disposed of by someone other than the undersigned. Such prohibited hedging or other transactions would include without limitation any short sale or any purchase, sale or grant of any right (including without limitation any put or call option) with respect to any of the Transferred Units or with respect to any security that includes, relates to, or derives any significant part of its value from such Transferred Units.

Notwithstanding the foregoing, the undersigned may transfer the Transferred Units (i) as a bona fide gift or gifts, provided that the donee or donees thereof agree to be bound in writing by the restrictions set forth herein, (ii) to any trust for the direct or indirect benefit of the undersigned or the immediate family of the undersigned, provided that the trustee of the trust agrees to be bound in writing by the restrictions set forth herein, and provided further that any such transfer shall not involve a disposition for value, or (iii) with the prior written consent of the Company.  For purposes of this agreement, “immediate family” shall mean any relationship by blood, marriage or adoption, not more remote than first cousin.  In addition, notwithstanding the foregoing, if the undersigned is a corporation, limited liability company, partnership (including a limited partnership) or other entity, such corporation, limited liability company, partnership (including a limited partnership) or other entity may transfer the Transferred Units to any wholly-owned subsidiary of such corporation, limited liability company, partnership (including a limited partnership) or other entity; provided, however, that in any such case, it shall be a condition to the transfer that the transferee execute an agreement stating that the transferee is receiving and holding such Transferred Units subject to the provisions of this agreement and there shall be no further transfer of such Transferred Units except in accordance with this agreement, and provided further that any such transfer shall not involve a disposition for value.  The undersigned now has, and, except as contemplated by clause (i), (ii), or (iii) above, for the duration of this agreement will have, good and marketable title to the Transferred Units, free and clear of all liens, encumbrances, and claims whatsoever.

The undersigned understands that the Company and the Adviser are relying upon this agreement.  The undersigned further understands that this agreement is irrevocable and shall be binding upon the undersigned’s heirs, legal representatives, successors, and assigns.

[Remainder of Page Intentionally Left Blank]

Very truly yours,

Exact Name

Authorized Signature

Title